Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS

2013 FINANCIAL RESULTS

ISELIN, NJ, March 5, 2014 - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today reported financial results for the quarter and year ended December 31, 2013.

Highlights

▪	Consolidated Operating Revenues Up 4.0%
▪	Net Income Rises 15.5%
▪	Diluted Earnings Per Share Up 14.9%

2013 Operating Results

Consolidated operating revenues increased to $114.8 million for the year ended December 31, 2013, from $110.4 million in 2012. The $4.4 million increase was primarily due to:

•	$1.7 million in increased revenues in our Middlesex system, primarily from the implementation of the July 2012 base rate increase.
•	$0.8 million of increased revenues in our Tidewater system in Delaware, primarily related to new water customer connections and increased fixed service charges.
•	$1.2 million of non-regulated revenues earned under our New Jersey based operating contract with the Borough of Avalon, New Jersey (“Avalon”), which commenced July 1, 2012, where we operate the water utility, sewer utility and storm water system.
•	Scheduled increases of $0.3 million under our non-regulated contract with the City of Perth Amboy, NJ.
•	$0.3 million of increased revenues in our Tidewater Environmental Systems, Inc. affiliate, primarily due to the June 2012 base wastewater rate increase.

Operating and maintenance expenses for the year ended December 31, 2013 increased $0.3 million or 0.5%, from 2012, largely due to increased labor and benefits costs of $0.6 million and increased variable production costs of $0.6 million primarily from high water treatment costs due to increased precipitation in 2013 as compared to 2012. In addition, expenditures associated with our non-regulated contract operations in Avalon resulted in $0.2 million of increased labor costs and a $0.8 million increase in direct costs for billable supplemental services. Offsetting these increases were decreased employee benefit plan expenses of $2.0 million, primarily from an amendment to Middlesex's postretirement medical benefit plan which increases contributions by future retirees.

Earnings applicable to common stockholders for year ended December 31, 2013 were $16.4 million, or $1.03 per share on a fully diluted basis, compared to $14.2 million or $0.90 per diluted share in 2012.

Middlesex President and Chief Executive Officer Dennis W. Doll said, “We achieved several milestones in various growth initiatives in 2013 intended to deliver both current and future shareholder value. These successes encompass a variety of traditional regulated utility operations, non-regulated contract operations and industrial treatment applications. We remain committed to leveraging our core skills to capitalize on innovative growth opportunities intended to further enhance shareholder value. Our focus also remains however, on delivering this enhanced value while continuing to honor our commitment to the health, safety and economic stability of our customers who depend on us to deliver high quality utility services.”

Fourth Quarter 2013

For the three month period ended December 31, 2013, operating revenues were $27.4 million, up from $27.1 million for the same period in 2012. Total operating expenses were $20.8 million, down from $21.4 million for the same period in 2012. Net income increased to $3.2 million, up from $2.7 million for the same period in 2012.

Company Quarterly Dividend

The Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.19 per common share payable on March 3, 2014 for shareholders of record as of February 14, 2014. The Company has paid cash dividends in varying amounts continually since 1912 and increased its dividend for the forty-first consecutive year in 2013.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

bsohler@middlesexwater.com

(732) 638-7549

 MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2013	2012	2013	2012

Operating Revenues	$114,846	$110,379	$27,421	$27,079

Operating Expenses:
Operations and Maintenance	60,748	60,458	15,050	15,718
Depreciation	10,988	10,409	2,783	2,650
Other Taxes	12,140	11,865	2,924	2,994

Total Operating Expenses	83,876	82,732	20,757	21,362

Operating Income	30,970	27,647	6,664	5,717

Other Income (Expense):
Allowance for Funds Used During Construction	314	484	84	101
Other Income	183	517	59	94
Other Expense	(406)	(144)	(385)	11

Total Other Income, net	91	857	(242)	206

Interest Charges	5,807	6,725	1,573	1,784

Income before Income Taxes	25,254	21,779	4,849	4,139

Income Taxes	8,621	7,383	1,681	1,413

Net Income	16,633	14,396	3,168	2,726

Preferred Stock Dividend Requirements	190	206	43	51

Earnings Applicable to Common Stock	$16,443	$14,190	$3,125	$2,675

Earnings per share of Common Stock:
Basic	$1.04	$0.90	$0.20	$0.17
Diluted	$1.03	$0.90	$0.19	$0.17